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                                                                Exhibit 8.1

                                  [date]

NetIQ Corporation

5410 Betsy Ross Drive

Santa Clara, California 95054

    Re: Federal Income Tax Consequences of Merger of Planet Acquisition
        Corp. into Mission Critical Software Inc.

Ladies and Gentlemen:

   We have acted as counsel to NetIQ Corporation ("NetIQ") in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among NetIQ, Planet Acquisition Corp. ("Merger Sub"), and Mission Critical Software Inc. ("MCS") dated as of February 26, 2000. We are delivering this opinion to you pursuant to section 6.1(d) of the Reorganization Agreement. Pursuant to the Reorganization Agreement, Merger Sub will merge into MCS (the "Merger"), the separate corporate existence of Merger Sub will cease, and MCS will become a wholly-owned subsidiary of NetIQ.

   In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations and warranties in the following documents (including all attached exhibits and schedules):

  1. The Reorganization Agreement;

  2. The Registration Statement on Form S-4 describing the Merger and certain transactions incident to the Merger;

  3. Representation letters from NetIQ, Merger Sub and MCS, (the
     "Representation Letters"); and

  4. Such other instruments and documents as we have deemed necessary or appropriate related to the formation, organization, and operation of MCS, NetIQ, and Merger Sub and the consummation of the Merger and related transactions.

   In rendering this opinion, we have also assumed (without any independent verification) that:

  1. The Merger is consummated in accordance with the Reorganization
     Agreement;

  2. Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and all these documents have been (or will be by the effective time of the Merger) duly and validly executed and delivered where due execution and delivery are prerequisites to their effectiveness;

  3. All representations, warranties, and statements made or agreed to by MCS, NetIQ, Merger Sub, their managements, employees, officers, directors, and shareholders in connection with the Merger, including those set forth in the Representation Letters and the Reorganization Agreement and its exhibits, are true and accurate as of the effective time of the Merger and all other relevant times and no actions have been, or will be, taken that are inconsistent with those representations, warranties and statements;

  4. All covenants in the Representation Letters and the Reorganization Agreement, including its exhibits, are performed without waiver or breach of any material provision of those covenants;

  5. The Merger will be reported by NetIQ and MCS on their respective federal income tax returns in a manner consistent with the opinion set forth below; and
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NetIQ Corporation

[date]

Page 2

  6. If any representation or statement made in any of the documents referred to in this letter is made "to the knowledge" of any person or party, or is similarly qualified, that representation or statement is correct without the qualification.

   Based on our examination of the items listed above, subject to the assumptions, exceptions, limitations and qualifications set forth in this letter, we are of the opinion that the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986 (the "Code").

   This opinion represents and is based upon our best judgment regarding the application of the U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

   This opinion addresses only those federal income tax consequences of the Merger described above. It does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction.

   If any of the statements, representations, warranties, or assumptions on which we have relied to issue this opinion are incorrect, our opinion might be adversely affected and may not be relied on.

   This opinion is intended for the benefit of NetIQ and may not be relied on or utilized for any other purpose or by any other person and may not be made available to any other person or entity without our prior written consent.

                                          Sincerely,

                                          WILSON SONSINI GOODRICH & ROSATI

                                          Professional Corporation